Exhibit 99.1

P&F INDUSTRIES, INC. REPORTS IMPROVED RESULTS FOR THE THREE AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2018

MELVILLE, N.Y., November 8, 2018 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from operations for the three and nine-month periods ended September 30, 2018. The Company is reporting revenue of $17,662,000 and $49,592,000 for the three and nine-month periods ended September 30, 2018, compared to $15,782,000 and $44,357,000, for the same periods in the prior year. Additionally, for the three-month period ended September 30, 2018, the Company is reporting income before taxes of $767,000, compared to $171,000 for the same period in 2017. For the nine months ended September 30, 2018, the Company is reporting income before taxes of $1,288,000, compared to $104,000 for the nine-month period ended September 30, 2017. After giving effect to income tax expenses, the Company is reporting net income for the three and nine-month periods ended September 30, 2018 of $541,000 and $911,000, respectively, compared to $5,000 and a loss of $38,000, respectively, for the same three and nine-month periods ended September 30, 2017.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “I am pleased to report that we continue to show significant improvement when compared to the same periods in 2017. Specifically, income before taxes, which, for the three-month period ended September 30, 2018, improved nearly three and one half times third quarter 2017’s results. Likewise, on a year to date basis, net income before income taxes improved more than eleven times 2017’s nine-month levels. Increased revenue, improved gross margin and controlled operating expenses were the key drivers to these improvements. When comparing our third quarter and nine-month results for the period ended September 30, 2018, the following factors were the major drivers: continued improvement in our highly profitable Aerospace sector, stronger Retail sector results, and continued improved results at Hy-Tech primarily from its OEM-Engineered Solutions initiative.”

Mr. Horowitz continued, “Jiffy Air Tool continues to perform exceedingly well as a result of the strength of shipments in the aerospace industry. Our third quarter 2018 Aerospace revenue, which includes Jiffy, grew more than $450,000, an increase of 17.6% over the prior year’s level. Our third quarter Retail revenue increased over the comparable period as a result of our sales to The Home Depot of a new and improved line of pneumatic air tools and accessories. It should be noted that, as with many new line fills, we believe fourth quarter shipments to The Home Depot may not achieve levels similar to those recorded during the fourth quarter of the prior year because The Home Depot stores and distribution centers are well stocked and may not require as much replenishment. It should be noted that this improvement in our Retail revenue was despite the loss of Sears, as a result of our decision during the third quarter of last year not to renew an agreement with them, effective September 30, 2017. Further, we were successful in delivering all remaining Craftsman® pneumatic tool inventory and collected 100% of our Sears’ receivables at that time. Industrial/catalog revenue also contributed to the improved revenue, increasing 29.6% over the third quarter of 2017 results. Lastly, we encountered a slight decline of 3.0% in Automotive revenue this quarter compared to the same period a year ago.”

Mr. Horowitz added, “Hy-Tech also continues to increase revenue and profits, when compared to the prior year. This quarter’s revenue reflects a 4.0% increase over the same period one year ago. Hy-Tech’s OEM-Engineered Solutions initiative, which is designed to expand its products and technologies into new niche markets, continues to gain momentum, as revenue this quarter increased 163% over the same period in 2017. We remain optimistic that growth for this product offering should continue for the foreseeable future. This improvement was achieved despite a major customer in 2017 placing an unusually large order that was not replicated this year.”

Mr. Horowitz continued, “The adoption of the new revenue recognition standard requires us to account for certain expenses as a reduction to gross revenue that had previously been accounted for in our selling, general and administrative expenses. While the adoption of this new accounting standard did not affect our net income, it did cause our three-month revenue, gross profit and SG&A to each decrease by $321,000.”

Mr. Horowitz concluded his remarks by adding, “We remain focused on being a key provider of power hand tools and accessories. We are confident that our recent acquisitions, along with ongoing enhancements to our existing product lines will continue to pave the way for future growth. Lastly, we plan to continue our pursuit of business opportunities, which include acquisitions of complementary businesses, as well as new market initiatives.”

In a separate announcement today, the Company announced the declaration of a quarterly cash dividend.

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 The Company will be reporting the following.

RESULTS OF OPERATIONS

We determined that, based on a number of factors including Sears’ continuing financial difficulties, the sale of the Craftsman brand by Sears to Stanley Black & Decker and our level of working capital exposure in relation to our return on that investment pertaining to Sears, it was in our best interest not to renew a supply agreement between us and Sears, effective September 30, 2017. As a result, the comparative results discussed below reflect sales attributable to shipments to Sears during the three and nine-month periods ended September 30, 2017, whereas there were no shipments to Sears in 2018.

In December of 2017, Florida Pneumatic and The Home Depot (“THD”) agreed to launch an improved line of pneumatic tools to replace the offering at that time. Gross margin for the new product line is projected to be approximately 2% less than recent historic levels. In an effort to assist THD and help promote the roll out of the new products, Florida Pneumatic has agreed to contribute $1,000,000 to THD. We believe this will be contributed some time during the remainder of 2018. This contribution is being ratably amortized over a four year period and will be tested for impairment during said period.

We adopted ASC 606 effective January 1, 2018. The most significant impact of this adoption to our results of operations was that beginning January 1, 2018 we now classify certain expenses as deductions against gross revenue, that prior to the adoption, were accounted for as a selling expense. The adoption of ASC 606 reduced our revenue, gross profit and selling expenses approximately $321,000 and $779,000, respectively, for the three and nine-month periods ended September 30, 2018.

We believe that over time several newer technologies and features will have a greater impact on the market for the Company’s traditional pneumatic tool offerings. This evolution has been felt initially by the advent of some cordless operated hand tools in the automotive aftermarket. We are currently evaluating the development of more advanced technologies in our tool platforms.

There was a 25 percent tariff imposed on certain Chinese-made products that we sell to our Retail customers effective July 6, 2018. We were able to pass through most of the additional costs of this tariff. Further, the Office of the United States Trade Representative (“USTR”) announced that effective September 24, 2018, a new group of Chinese–made products are subject to an additional 10% tariff. The USTR stated that starting January 1, 2019, the level of the additional tariffs on this second group of products will increase to 25 percent. Both tariffs increase the costs of many of the products we sell to our Retail customers.

We are currently in discussion with our Retail customers to determine how to resolve the additional costs incurred resulting from the September 24, 2018 tariff. There is no guarantee that we will be able to pass through these newer tariffs. Should we be unable to pass through such additional costs, our gross margin on these products will be severely impacted, or cause us to terminate certain customer relationships.

Other than the aforementioned, or that may be discussed further in this Management’s Discussion and Analysis, there are no major trends or uncertainties that had, or we could reasonably expect could have, a material impact on our revenue, nor was there any unusual or infrequent event, transaction or any significant economic change that materially affected our results of operations.

The tables below provide an analysis of our net revenue for the three and nine-month periods ended September 30, 2018 and 2017.

	Three months ended September 30,
			Increase
	2018	2017	$	%
Florida Pneumatic	$14,035,000	$12,295,000	$1,740,000	14.2%
Hy-Tech	3,627,000	3,487,000	140,000	4.0

Consolidated	$17,662,000	$15,782,000	$1,880,000	11.9%

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	Nine months ended September 30,
			Increase
	2018	2017	$	%

Florida Pneumatic	$38,770,000	$34,936,000	$3,834,000	11.0%
Hy-Tech	10,822,000	9,421,000	1,401,000	14.9

Consolidated	$49,592,000	$44,357,000	$5,235,000	11.8%

Florida Pneumatic

Florida Pneumatic (“FP”) markets its air tool products to four primary sectors within the pneumatic tool market; Retail, Automotive, Aerospace and Industrial/catalog. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Three months ended September 30,
	2018		2017		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$6,343,000	45.2%	$5,212,000	42.4%	$1,131,000	21.7%
Automotive	2,930,000	20.9	3,021,000	24.6	(91,000)	(3.0)
Industrial/catalog	1,592,000	11.3	1,228,000	10.0	364,000	29.6
Aerospace	3,015,000	21.5	2,564,000	20.8	451,000	17.6
Other	155,000	1.1	270,000	2.2	(115,000)	(42.6)
Total	$14,035,000	100.0%	$12,295,000	100.0%	$1,740,000	14.2%

	Nine months ended September 30,
	2018		2017		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Retail customers	$14,649,000	37.8%	$15,976,000	45.7%	$(1,327,000)	(8.3)%
Automotive	10,640,000	27.4	10,024,000	28.7	616,000	6.1
Industrial/catalog	4,718,000	12.2	3,812,000	10.9	906,000	23.8
Aerospace	8,229,000	21.2	4,426,000	12.7	3,803,000	85.9
Other	534,000	1.4	698,000	2.0	(164,000)	(23.5)
Total	$38,770,000	100.0%	$34,936,000	100.0%	$3,834,000	11.0%

FP’s third quarter 2018 Retail revenue increased 21.7% over the same period in 2017 despite the loss of Sears’ revenue, which during the third quarter of 2017 was approximately $1.2 million. This improvement was due to FP shipping the roll-out of THD new, refreshed line of pneumatic tools and accessories. However, as is common with the roll-out of new lines, we believe it is likely that our fourth quarter of 2018 may be slightly less than the fourth quarter of 2017, as both THD stores and their distribution centers will be well stocked and may not require as much replenishment. The slight decline in Automotive revenue this quarter, compared to the same three-month period in 2017 was due primarily to a decrease in consumer product demand for our AIRCAT tools sold through a major on-line distributor, and to a lesser degree, a decline in revenue from our UAT division headquartered in the United Kingdom. The significant improvement in FP’s Industrial/catalog revenue was driven primarily by greater demand of product in all sectors. The Jiffy acquisition in April 2017 enabled us to approach the aerospace sector with a much stronger brand and breadth of products. As the Jiffy management team continues to improve manufacturing output revenue this quarter increased 19.3% greater than the same period one year ago. As FP continues to focus on its main product lines, its Other products revenue has declined. It is likely this trend will continue.

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FP’s nine-month comparisons reflect similar results to those of the third quarter. Specifically, its Retail revenue for the nine-month period ended September 30, 2018 is down only $1.3 million, even with the loss of Sear’s revenue of approximately $3.4 million. For the first nine months of 2018 our Automotive revenue increased over the same period in 2017 by 6.1%, due primarily to consumer demand for our AIRCAT tools. On a year-to-date basis FP’s Industrial/catalog revenue has increased 23.8% of the same period a year ago. This improvement is due to expanded market penetration and greater product acceptance throughout all sectors. Lastly, for the nine-month period ended September 30, 2018 Jiffy’s monthly average revenue is approximately $876,000, compared to $680,000, which was Jiffy’s monthly average revenue for the six-month period of April 5, 2017 (the acquisition date) through September 30, 2017. This improved performance is due primarily to enhanced manufacturing processes and overall improved production efficiencies.

  Hy-Tech

Hy-Tech designs, manufactures and sells a wide range of industrial products under the brands (ATP, ATSCO, OZAT and NUMATX), as well as private label brands (OEM). These products include heavy duty air tools and air motors, industrial grinders, impact sockets, hydro-pneumatic riveters and other air powered systems. All of these products are categorized as ATP for reporting purposes. Hy-Tech’s other product lines, Thaxton and Quality Gear, are reported with its general machining business as “Other” below.

	Three months ended September 30,
	2018		2017		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$3,318,000	91.5%	$3,092,000	88.7%	$226,000	7.3%
Other	309,000	8.5	395,000	11.3	(86,000)	(21.8)
Total	$3,627,000	100.0%	$3,487,000	100.0%	$140,000	4.0%

	Nine months ended September 30,
	2018		2017		Increase
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
ATP	$9,777,000	90.3%	$8,386,000	89.0%	$1,391,000	16.6%
Other	1,045,000	9.7	1,035,000	11.0	10,000	1.0
Total	$10,822,000	100.0%	$9,421,000	100.0%	$1,401,000	14.9%

The 7.3% increase in ATP revenue this quarter compared to the same period in 2017 is due primarily to growth in our “Engineered Solutions” initiative. This program pursues alternate markets where Hy-Tech can exploit its engineering and manufacturing expertise, and develop different applications for its tools, motors and accessories. Revenue from this offering improved 163% over the same period in 2017. Further, new orders continue to increase. Open orders for the Engineered Solutions program at September 30, 2018 were $1.8 million, nearly doubling the level at June 30, 2018, and more than $1 million greater than the level at September 30, 2017. During the three-month period ended September 30, 2018, revenue from a large ATSCO customer declined, yet revenue on a year to date basis, compared to the nine-month period ended September 30, 2017, is more than $700,000 greater. This quarterly decline was partially offset by an increase in revenue from the higher gross margin NUMATX product offering. However, as Hy-Tech’s Engineered Solutions and NUMATX lines continue to expand, Hy-Tech’s Other, lower gross margin revenue declined this quarter, compared to the third quarter 2017. We believe it is likely that Hy-Tech’s Other revenue will continue to decline, as it focuses on the more profitable product offerings.

The primary component contributing to the improvement in Hy-Tech’s nine-month 2018 revenue, compared to the same period in 2017, was increased shipments to a large ATSCO customer, with shipments to this customer increasing 39%. Additionally, nine-month revenue from Hy-Tech’s Engineered Solutions has improved 67%, when compared to the same period in 2017. Its NUMATX product offering is beginning to gain momentum as well. As a result of the above, ATP grew by 16.6%.

Gross profit / margin

	Three months ended September 30,				Increase
	2018		2017		Amount		%
Florida Pneumatic	$5,351,000		$4,579,000		772,000		16.9%
As percent of respective revenue		38.1%		37.2%	0.9	% pts
Hy-Tech	$1,247,000		$1,005,000		242,000		24.1
As percent of respective revenue		34.4%		28.8%	5.6	% pts
Total	$6,598,000		$5,584,000		1,014,000		18.2%
As percent of respective revenue		37.4%		35.4%	2.0	% pts

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	Nine months ended September 30,				Increase (decrease)
	2018		2017		Amount		%
Florida Pneumatic	$14,066,000		$13,116,000		$950,000		7.2%
As percent of respective revenue		36.3%		37.5%	(1.2	)%pts
Hy-Tech	$3,831,000		$2,864,000		967,000		33.8
As percent of respective revenue		35.4%		30.4%	5.0	%pts
Total	$17,897,000		$15,980,000		1,917,000		12.0%
As percent of respective revenue		36.1%		36.0%	0.1	%pts

As discussed earlier, we adopted ASC 606. This adoption reduced net revenue this quarter by $321,000, thus resulting in a similar reduction to gross profit, thus lowering FP’s quarterly gross margin by 2.3 percentage points. Despite this reduction, FP’s gross margin for the three-month period ended September 30, 2018, increased 0.9 percentage points, compared to the same period in 2017. Several factors drove the improvement in FP’s third quarter 2018 gross margin, compared to the same period in 2017. Some of which were product mix, improved overhead absorption, and favorable foreign exchange rates.

When comparing the third quarter of 2018 to the same period in the prior year, Hy-Tech improved its overall gross margin by 5.6 percentage points, due primarily to: (a) greater absorption of its manufacturing overhead costs, driven by greater through-put at its facility; (b) product mix, (c) price increases on certain product lines, and (d) Hy-Tech has also been able to reduce its obsolete and slow moving inventory charges, compared to the same period a year ago.

FP’s gross margin for the nine-month period ended September 30, 2018, was impacted by several factors, the most significant of which was the adoption of ASC 606 that negatively affected its gross profit by $779,000, effectively lowering year to date gross margin by 2.0 percentage points. Promotional discounts offered on its AIRCAT line earlier this year also negatively affected FP’s year to date gross margin. Improved absorption, product mix, and, to a lesser degree, foreign exchange helped to reduce the negative factors.

Hy-Tech’s improved gross margin reported for the nine-month period ended September 30, 2018, compared to the same period in 2017, continues to be driven by greater absorption of its manufacturing overhead costs, better product mix, and price increases. Further, when comparing the nine–month periods, ended September 30, 2018 and 2017, Hy-Tech has been able to better manage control quantity levels thus reducing its obsolete and slow-moving inventory charges.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

During the third quarter of 2018, our SG&A was $5,737,000, compared to $5,352,000 for the same three-month period in 2017. As the result of the adoption of the new revenue recognition standard ASC 606, discussed above, we now classify certain expenses totaling $321,000 incurred during the three-month period ended September 30, 2018, as reductions against gross revenue that, prior to the adoption, were accounted for as SG&A. These same expenses during the third quarter of 2017 aggregated to $224,000. Other significant components to the net change include: (i) an increase in compensation expenses of $315,000, which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits; (ii) an increase in variable expenses, such as commissions, freight out, travel, advertising and promotion expenses of $384,000; and (iii) a decrease in professional fees and services of $68,000.

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Our SG&A for the nine-month period ended September 30, 2018 was $16,366,000, compared to $15,765,000 for the same period in 2017. The most significant item contributing to the net increase of $601,000 is additional operating expenses incurred at Jiffy during the first quarter of 2018 of $581,000, whereas there were no Jiffy SG&A expenses during the first quarter of 2017. As a result of the adoption of the new revenue recognition standards, we now are required to classify as adjustments to net revenue, certain expenses, which aggregated approximately $779,000 during the nine-month period ended September 30, 2018 that prior to the adoption were accounted for as SG&A during the same period in 2017. These same expenses during the nine-months ended September 30, 2017 aggregated to $645,000. Other significant non-Jiffy components include: (i) an increase in compensation expenses of $459,000, which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits; (ii) increases in variable expenses of $525,000 due primarily to lower Retail revenue; (iii) reductions in professional fees of $439,000, which related to the Jiffy Acquisition; (iv) increases in our stock-based compensation of $147,000, and (v) lower depreciation and amortization expenses of $101,000.

Other expense (income)

Other expense (income) of $28,000 and $85,000, respectively, for the three and nine-month periods ended September 30, 2018, represents the adjustment of the fair value of the contingent consideration obligation to the Jiffy Seller. The three-month period ended September 30, 2017 amount of $11,000 was an adjustment to the fair value of the contingent consideration obligation to the Jiffy Seller. Other income of $13,000 for the nine-month periods ended September 30, 2017 is due to the receipt of the balance of escrowed funds related to the sale in November 2016 of the real property located in Tampa, Florida offset by the fair value adjustment.

Interest

	Three months ended September 30,		Increase
	2018	2017	Amount	%
Interest expense attributable to:
Short-term borrowings	$40,000	$32,000	$(8,000)	(25.0)%
Term loans, including Capex Term Loans	5,000	1,000	(4,000)	(400.0)
Amortization expense of debt issue costs	21,000	17,000	(4,000)	(23.5)

Total	$66,000	$50,000	$(16,000)	(32.0)%

	Nine months ended September 30,		(Increase) decrease
	2018	2017	Amount	%
Interest expense attributable to:
Short-term borrowings	$77,000	$80,000	$3,000	3.8%
Term loans, including Capex Term Loans	10,000	2,000	(8,000)	(400.0)
Amortization expense of debt issue costs	71,000	42,000	(29,000)	(69.0)

Total	$158,000	$124,000	$(34,000)	(27.4)%

The interest expense on our short-term borrowing increased this quarter compared to the same period in the prior year due to slightly higher average interest rates and higher average borrowing. At September 30, 2017, our short term borrowing payable to the Bank was $2,334,000, whereas at September 30, 2018 the short term borrowing balance is $3,607,000. Interest on Term loans increased as the result of the creation of a new Capital expenditure loan. The increase in amortization of debt issue costs is due to the expenses incurred with the amendment to our Loan and Security Agreement (“Credit Agreement”) in April 2017 that related to the Jiffy acquisition.

Our average balance of short-term borrowings during the three and nine-month periods ended September 30, 2018 was $4,060,000 and $2,834,000, respectively, compared to $3,635,000 and $3,263,000, respectively, during the same three and nine-month periods in 2017.

Income taxes

At the end of each interim reporting period, we estimate our effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision or benefit on a year-to-date basis, and may change in subsequent interim periods. Accordingly, our effective tax rate for the three and nine-month periods ended September 30, 2018 was 29.5% and 29.3%, respectively, compared to 97.1% and 136.5%, respectively, for the same three and nine-month periods in 2017. The effective tax rates for both periods were affected primarily by state taxes, non-deductible expenses and foreign tax rate differentials.

In addition to those items mentioned above that affected our effective tax rates was the Tax Cuts and Jobs Act (the “Act”) which was enacted on December 22, 2017. The Act reduces the U.S. federal corporate income tax rate from 35% to 21%, required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries previously deferred from tax, generally eliminates U.S federal income taxes on dividends from foreign subsidiaries and creates a new provision designed to tax global intangible low-taxed income (“GILTI”). Also on December 22, 2017, the Staff of the SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”) which provides for a measurement period of up to one year from the enactment for companies to complete their accounting for the Act. We are applying the guidance in SAB 118 when accounting for the enactment-date effects of the Act.

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LIQUIDITY AND CAPITAL RESOURCES

We monitor such metrics as days’ sales outstanding, inventory requirements, inventory turns, estimated future purchasing requirements and capital expenditures to project liquidity needs, as well as evaluate return on assets. Our primary sources of funds are operating cash flows and our Revolver Loan (“Revolver”) with our Bank.

We gauge our liquidity and financial stability by various measurements, some of which are shown in the following table:

	September 30, 2018	December 31, 2017
Working Capital	$23,425,000	$24,278,000
Current Ratio	3.03 to 1	4.08 to 1
Shareholders’ Equity	$46,638,000	$46,013,000

Credit facility

In October 2010, we entered into a Loan and Security Agreement (“Credit Agreement”) with an affiliate of Capital One, National Association (“Capital One” or the “Bank”). The Credit Agreement, as amended, among other things, provides the ability to borrow funds under a Revolver arrangement. Revolver borrowings are secured by the Company’s accounts receivable, inventory, equipment and real property. Additionally, there is a $1,600,000 line available for capital expenditures (“Capex line”). The Credit Agreement also includes a Term Loan, (the “Term Loan”) as defined in the Credit Agreement. This Term Loan remains in place to enable the Company and Capital One to facilitate future term loan borrowings more efficiently and less costly, should a need arise. P&F and certain of its subsidiaries are borrowers under the Credit Agreement, and their obligations are cross-guaranteed by certain other subsidiaries. The Credit Agreement expires in February 2019. We believe that we will enter into a new credit agreement with Capital One or another financial institution prior to such expiration date.

At our option, Revolver borrowings bear interest at either LIBOR (“London InterBank Offered Rate”) or the Base Rate, as the term is defined in the Credit Agreement, plus an Applicable Margin, as defined in the Credit Agreement. We are subject to limitations on the number of LIBOR borrowings.

Contemporaneously with the acquisition of the Jiffy business, we entered into a Second Amended and Restated Loan and Security Agreement, (the “2017 Agreement”), with Capital One. The 2017 Agreement, among other things, amended the Credit Agreement by: (1) increasing the maximum amount it can borrow under the Revolver Commitment (as defined) to $16,000,000, subject to certain borrowing base criteria, and (2) modifying certain borrowing base criteria as well as financial and other covenants. We incurred approximately $84,000 of debt issue costs in connection with the 2017 Agreement.

Term Loan and Capex borrowings can be at either LIBOR or at the Base Rate, or a combination of the two, plus the Applicable Margins. Applicable Margins for LIBOR borrowings at September 30, 2018, and December 31, 2017 were 1.50%. The Applicable Margin added to the Base Rate borrowings for the same timeframes was 0.50%. At September 30 2018, we had a $100,000 Term Loan borrowing which is included in Current maturities of long-term debt on the consolidated balance sheet. At both September 30, 2018 and December 31, 2017 this Term Loan was at LIBOR plus the Applicable Margin.

In April 2018, we borrowed $400,000 against the Capex line. This borrowing is to be repaid in equal principle installments of approximately $6,700 payable monthly, with the balance due in February 2019, unless the Credit Agreement is extended by the parties. $300,000 of this borrowing is at LIBOR plus Applicable Margin, with the balance of $100,000 at the Base Rate, or prime rate plus Applicable Margin. The Applicable Margin added to the all Base Rate, and LIBOR borrowings were 1.50% and 0.50%, respectively. At September 30, 2018, the balance due on the Capex loan was $373,000. While we intend to renew the Credit Agreement currently in place, this obligation at September 30, 2018, is included in Current maturities of long-term debt on our consolidated balance sheet.

We provide Capital One with monthly financial statements, borrowing base certificates and certificates of compliance with various financial covenants. Should an event of default occur the interest rate on all borrowings would increase by two percent per annum during the period of default, in addition to other remedies provided to Capital One.

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We believe that should a need arise for us to borrow funds in excess of the Revolver and Term loans currently available to us under the terms of the Credit Agreement, we believe we would be able to secure additional funds based on the value of our real property or other assets from our Bank or other sources.

Cash flows

During the nine-month period ended September 30, 2018, our net cash increased to $1,729,000 from $1,241,000 at December 31, 2017.   Our total bank debt at September 30, 2018 was $4,080,000 and $2,028,000 at December 31, 2017. The total debt to total book capitalization (total debt divided by total debt plus equity); at September 30, 2018 was 8.0% and at December 31, 2017 was 4.2%.

During the nine-month period ended September 30, 2018, we received approximately $737,000 from the exercise of stock options.

In February, May and August 2018, our Board of Directors declared quarterly cash dividends of $0.05 per share of our common stock, which were paid in March, May and August 2018, respectively. The total dividends paid during the nine-month period ended September 30, 2018 were $544,000. We intend to maintain the dividend policy; however, the declaration of dividends under this policy going forward is dependent upon our financial condition, results of operations, capital requirements and other factors deemed relevant by our Board of Directors.

On August 9, 2017, our Board of Directors authorized us to repurchase up to 100,000 shares of our common stock over a period of up to twelve months. During the three and nine month periods ended September 30, 2018, we repurchased approximately 14,000 and 48,000 shares, respectively, at a cost of approximately $115,000 and $395,000, respectively.

In June 2018, unrelated to the 2017 Repurchase Program, we purchased 18,140 shares of our common stock at a total cost of $150,000 in a privately negotiated transaction. The purchase price per share was equal to five percent below the average of the closing price of its common stock for the three days prior to the transaction.

In September 2018 the Company’s Board of Directors authorized us to repurchase up to 100,000 shares of our common stock (the “2018 Repurchase Program”). Since inception of the 2018 Repurchase Program, we repurchased approximately 5,265 shares of our common stock, the cost of which was approximately $44,000.

During the nine-month period ended September 30, 2018, we used $1,757,000 for capital expenditures, compared to $444,000 during the same period in the prior year.  Capital expenditures for the balance of 2018 are expected to be approximately $360,000, some of which may be financed through our credit facilities with Capital One, or financed through independent third party financial institutions. The remaining 2018 capital expenditures will likely be for machinery and equipment, tooling and computer hardware and software.

Customer concentration

At September 30, 2018 and December 31, 2017, accounts receivable from The Home Depot was 42.3% and 31.0%, respectively, of our total accounts receivable. Additionally, revenue from The Home Depot during the three and nine-month periods ended September 30, 2018 was 35.1% and 28.1%. For the same three and nine-month periods in 2017 The Home Depot revenue accounted for 23.6% and 27.6%, respectively. We believe the loss of The Home Depot would negatively impact our financial condition, but would not affect our ability to remain a going concern.

As previously mentioned, we elected not to renew an agreement with Sears, which expired September 30, 2017.

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OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for November 8, 2018, at 11:00 A.M., Eastern Time, to discuss its third quarter of 2018 results and financial condition. Investors and other interested parties who wish to listen to or participate can call 888-254-3590. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about November 9, 2018.

ABOUT P&F INDUSTRIES, INC.

P&F Industries, Inc., through its wholly owned subsidiaries, is a leading manufacturer and importer of power tools and accessories sold principally to the retail, industrial, automotive and aerospace markets. P&F’s products are sold under its own trade names, as well as under the private labels of major manufacturers and retailers.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of P&F Industries, Inc. and subsidiaries (“P&F”, or the “Company”). P&F and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the Securities and Exchange Commission and in its reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could,” “should” and their opposites and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations. All forward-looking statements involve risks and uncertainties. These risks and uncertainties could cause the Company’s actual results for all or part the 2018 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company for a number of reasons including, but not limited to:

•	Exposure to fluctuations in energy prices;
•	Debt and debt service requirements;
•	Borrowing and compliance with covenants under our credit facility;
•	Disruption in the global capital and credit markets;
•	The strength of the retail economy in the United States and abroad;
•	Risks associated with sourcing from overseas, including tariffs;
•	Customer concentration;
•	Adverse changes in currency exchange rates;
•	Impairment of long-lived assets and goodwill;
•	Unforeseen inventory adjustments or changes in purchasing patterns;
•	Market acceptance of products;
•	Competition;
•	Price reductions;
•	Interest rates;
•	Litigation and insurance;
•	Retention of key personnel;
•	Acquisition of businesses;
•	Regulatory environment;
•	The threat of terrorism and related political instability and economic uncertainty; and
•	Information technology system failures and attacks,

and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	September 30, 2018	December 31, 2017
	(Unaudited)	(Audited)
Assets
Cash	$1,729	$1,241
Accounts receivable - net	11,701	10,047
Inventories	20,240	19,657
Prepaid expenses and other current assets	1,286	1,224

Total current assets	34,956	32,169

Net property and equipment	9,625	8,907
Goodwill	4,440	4,447
Other intangible assets - net	7,984	8,533
Deferred income taxes - net	583	872
Other assets – net	755	110
Total assets	$58,343	$55,038

Liabilities and Shareholders’ Equity
Short-term borrowings	$3,607	$1,928
Accounts payable	3,018	2,443
Accrued compensation and benefits	2,016	1,944
Accrued other liabilities	1,483	1,576
Current maturities of long-term debt	471	---
Other current liabilities	936	---

Total current liabilities	11,531	7,891

Long-term debt, less current maturities	---	94
Other liabilities	174	1,040

Total liabilities	11,705	9,025

Total shareholders' equity	46,638	46,013

Total liabilities and shareholders' equity	$58,343	$55,038

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF  OPERATIONS   (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In Thousand $)	2018	2017	2018	2017

Net revenue	$17,662	$15,782	$49,592	$44,357
Cost of sales	11,064	10,198	31,695	28,377
Gross profit	6,598	5,584	17,897	15,980
Selling, general and administrative expenses	5,737	5,352	16,366	15,765
Operating income	861	232	1,531	215
Other expense (income), net	28	11	85	(13)
Interest expense	66	50	158	124
Income before income taxes	767	171	1,288	104
Income tax expense	226	166	377	142
Net income (loss)	$541	$5	$911	$(38)

P&F INDUSTRIES INC. AND SUBSIDIARIES

EARNINGS (LOSS) PER SHARE (UNAUDITED)

	Three months ended September 30,			Nine months ended September 30,
	2018	2017		2018	2017

Basic earnings (loss) per share	$0.15	$	---	$0.25	$(0.01)
Diluted earnings (loss) per share	$0.14	$	---	$0.24	$(0.01)

P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDA) - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORIZATION

(UNAUDITED)

(In Thousands $)	Three-month periods ended September 30,		Nine-month periods ended September 30,
	2018	2017	2018	2017
Net income (loss)	$541	$5	$911	$(38)
Add:
Depreciation and amortization	532	506	1,551	1,595
Interest expense	66	50	158	124
Income tax expense	226	166	377	142

EBITDA (1)	$1,365	$727	$2,997	$1,823

(1)	The Company discloses a tabular comparison of EBITDA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDA provides greater insight into the Company’s results of operations for the periods presented. EBITDA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

### End ###

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